Exhibit 10.2

DRAFT 10/7/09
ASSET PURCHASE AGREEMENT

by and between

INTERNET MEDIA SERVICES, INC.,

as Buyer,

and

LESTER LEVIN INC.,

as Seller

Dated October 8, 2009

ARTICLE I.	DEFINITIONS	1

1.1	Definitions	1

ARTICLE II.	PURCHASE AND SALE	4

2.1	Purchase and Sale	5

2.2	Excluded Assets	5

2.3	Assumed Liabilities	5

2.4	Closing	5

ARTICLE III.	CONSIDERATION	7

3.1	Purchase Price	7

3.2	Legend on IMS Common Certificate	7

3.3	Allocation of Purchase Price	7

ARTICLE IV.	REPRESENTATIONS AND WARRANTIES OF SELLER	7

4.1	Organization, Qualification and Authority	8

4.2	No Violations	8

4.3	Real Property	8

4.4	Personal Property	8

4.5	Contracts	8

4.6	Litigation	8

4.7	Intellectual Property	9

4.8	Insurance	9

4.9	Environmental Laws	9

4.10	Tax Returns; Taxes	11

4.11	Affiliate Interests	12

ARTICLE V.	REPRESENTATIONS AND WARRANTIES OF BUYER	12

5.1	Organization, Qualification and Authority	12

5.2	No Violations	12

5.3	Broker’s or Finder’s Fee	13

5.4	Working Capital	13

5.5	IMS Common Stock	13

5.6	Capitalization	13

5.7	Contracts and other Commitments	14

5.8	Registration Rights	14

5.9	Litigation	14

5.10	Absence of Borrowed Indebtedness and Assets; Unclosed Liabilities	14

5.11	Material Liabilities	14

5.12	Environmental Laws	14

5.13	Tax Returns; Taxes	15

5.14	Disclosure	15

ARTICLE VI.	CERTAIN COVENANTS	15

6.1	Further Assurances	15

6.2	Board of Directors	15

6.3	Working Capital	15

6.4	Registration of Shares	16

6.5	Certain Employee Matters	16

6.6	Extension of Health and Dental Insurance	16

6.7	Non-Competition, Non-Disclosure, Non-Solictation	16

6.8	Corporate Existence	18

6.9	Certain Negative Covenants; Misc.	18

6.10	D&O Insurance	19

ARTICLE VII.	INDEMNIFICATION	19

7.1	Indemnification	19

7.2	Indemnification Procedures – Third Party Claims	20

7.3	Indemnification Procedures – Other Claims, Indemnification Generally21

ARTICLE VIII.	MISCELLANEOUS	22

8.1	Publicity	22

8.2	Entire Agreement	22

8.3	Notices	22

8.4	Non-Assignable Assets	23

8.5	Waivers and Amendments	23

8.6	Survival	23

8.7	Counterparts	23

8.8	Governing Law; Severability	23

8.9	Assignment	24

8.10	Negotiated Agreement	24

8.11	Expenses; Taxes	24

8.12	Third Party Beneficiary	24

8.13	Headings	24

EXHIBITS

Exhibit A	Copyrights and Trademarks
Exhibit B	Form of Assignment of Domain Name
Exhibit C	Form Bill of Sale
Exhibit D	Form Registration Rights Agreement
Exhibit E	Form Voting Agreement
Exhibit F	Form Stock Pledge and Escrow Agreement
Exhibit G	Form Lock-Up Agreement
Exhibit H	Assignment and Assumption Agreement

SCHEDULES

Schedule 2.1(a)	Equipment
Schedule 2.1(b)	Inventory
Schedule 2.1(c)	Contracts
Schedule 2.1(e)	Proprietary Rights
Schedule 2.1 (f)	Trade Accounts Receivable
Schedule 2.1(h)	Cash and Cash Equivalents
Schedule 2.2	Excluded Assets
Schedule 2.3	Assumed Liabilities
Schedule 2.4(a)(v)	Closing Balance Sheet
Schedule 3.3	Purchase Price Allocation
Schedule 4.1	Shareholders of Seller
Schedule 4.2	Consent
Schedule 4.6	Litigation
Schedule 4.7	Intellectual Property
Schedule 4.8	Insurance
Schedule 4.11	Affiliate Interests
Schedule 5.6	IMS Stockholders

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (“Agreement”) dated October 8, 2009 (the “Effective Date”), by and among Internet Media Services, Inc., a Delaware corporation (“Buyer”), and Lester Levin Inc., a New York corporation (“Seller”).

R E C I T A L S:

WHEREAS, Seller markets and sells legal supplies, legal forms and legal documents through the Internet Web site named LegalStore.com (the “Business”);

WHEREAS, Seller wishes to sell the certain assets of the LegalStore.com to the Buyer, and Buyer is willing to acquire certain assets of the LegalStore.com;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

Article I.  Definitions

1.1           Definitions.  For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” of any specified Person means (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and (ii) any 5% stockholder or member of such Person.  For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Agreement and includes all of the schedules and exhibits annexed hereto.

“Allocation” has the meaning set forth in Section 3.3.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.4(b)(ix).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Bill of Sale” means a Bill of Sale from Seller in the form of Exhibit C attached hereto and incorporated by this reference.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Books and Records” has the meaning set forth in Section 2.1(g).

“By-Laws” has the meaning set forth in Section 5.6.

“Certificate of Incorporation” has the meaning set forth in Section 5.6.

“Closing” means the closing of the purchase and sale of the Acquired Assets contemplated by this Agreement.

“Closing Balance Sheet” means the pro forma balance sheet of the Business dated as of the Closing Date.

“Closing Date” means the Effective Date or such other time as Buyer and Seller mutually agree.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” has the meaning set forth in Section 2.1(c).

“DSS” has the meaning set forth in Section 3.1.

“Effective Date” means the date hereof.

“Encumbrance” means any lien, charge, security interest, mortgage, pledge or other encumbrance of any nature whatsoever.

“Environmental Laws” has the meaning set forth in Section 4.9.

“Equipment” has the meaning set forth in Section 2.1 (a).

“Excluded Assets” means all of the other assets of Seller that are specifically set forth on Schedule 2.2, and are not part of the Acquired Assets.

“Excluded Liabilities” means all liabilities and obligations of Seller, except for Assumed Liabilities set forth in Section 2.3.

“Former Real Property” has the meaning set forth in Section 4.9.

“IMS Common Stock” has the meaning set forth in Section 3.1.

“Indemnification Acknowledgement” has the meaning set forth in Section 7.2(a)(ii).

“Indemnitee” has the meaning set forth in Section 7.2(a).

“Indemnitor” has the meaning set forth in Section 7.2(a).

 “Inventories” has the meaning set forth in Section 2.1(b).

“Lock-Up Agreement” has the meaning set forth in Section 2.4(b)(vii).

“Losses” means any and all out-of-pocket damages, costs, liabilities, losses (including consequential losses), judgments, penalties, fines, expenses or other costs, including reasonable attorney’s fees, incurred by an Indemnitee.

“Material Adverse Effect” means a material adverse effect on either (i) the assets, operations, personnel, condition (financial or otherwise) or prospects of  Seller, taken as a whole, or (ii) any of Seller’s or Buyer’s (as applicable) ability to consummate the transactions contemplated hereby.

“Notice of Claim” has the meaning set forth in Section 7.2(a)(i).

“Person” means any individual, partnership, limited liability company, limited liability partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization, governmental entity (or any department, agency or political subdivision thereof) or any other type of legal entity.

“Pledge Agreement” has the meaning set forth in Section 2.4(b)(vi).

“Proprietary Rights” has the meaning set forth in Section 2.1(e).

“Purchase Price” has the meaning set forth in Section 3.1.

“Permits” has the meaning set forth in Section 2.1(d).

“Real Property” has the meaning set forth in Section 4.9.

“Registration Statement” has the meaning set forth in Section 6.5.

“Securities Act” means the Securities Act of 1933, as amended.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital gain, intangible, environmental (pursuant to Section 59A of the Code or otherwise), custom duties, capital stock, franchise, employee’s income withholding, foreign withholding, social security (or its equivalent), unemployment, disability, real property, personal property, sales, use, transfer, value added, registration, alternative or add-on minimum, estimated or other tax, including any interest, penalties or additions to tax in respect of the foregoing, whether disputed or not, and any obligation to indemnify, assume or succeed to the liability of any other Person in respect of the foregoing.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” means a claim or demand made by any Person who is not a party hereto against an Indemnitee.

“Voting Agreement” has the meaning set forth in Section 2.4(a)(iii).

“Whole Board” means the total number of directors which the Buyer’s Board of Directors would have if there were no vacancies.

Article II.  Purchase and Sale

2.1           Purchase and Sale.  Subject to Section 2.2, Seller agrees to sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, free and clear of all Encumbrances at the Closing for the consideration specified below in Article III,  all right, title and interest of Seller in and to the following properties, assets and rights primarily related to or used or held for use or sale by the Seller in connection with the Business as they exist on the Closing Date (collectively, the “Acquired Assets”):

(a)            All machinery, equipment, tools, vehicles, furniture, furnishings, leasehold improvements, and similar property listed on Schedule 2.1(a), which is attached and incorporated by reference (collectively, the “Equipment”);

(b)            All inventories of raw materials, work in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies (collectively, the “Inventories”) wherever held or stored and as listed on Schedule 2.1(b) to be attached and incorporated by reference as of the close of business on the day immediately preceding the Closing Date;

(c)            All of Seller’s rights under all contracts, commitments, understandings, leases and agreements listed on Schedule 2.1(c) which is attached and incorporated by reference (collectively, the “Contracts”), including security deposits related thereto, Seller’s right to receive payment for products sold pursuant to, and to receive goods and services pursuant to, such contracts and to assert claims and take other rightful actions to enforce the Contracts;

(d)            To the extent permitted by law, all governmental licenses, permits, approvals, applications or registrations (collectively the “Permits”);

(e)            Any patents, trademarks, service marks or trade names, copyrights, websites, domain names, URL’s and customer lists and databases of Seller, together with all related applications or registrations listed on Schedule 2.1(e) which is attached and incorporated by reference (collectively, the “Proprietary Rights”);

(f)            All trade accounts receivable arising out of the conduct of the Business by the Seller prior to the Closing as listed on the Closing Balance Sheet;

(g)            All books, records, manuals and other materials related solely to the Acquired Assets and the operation of the Business, including sales and advertising materials, sales and purchase correspondence, and customer records and files (the “Business Books and Records”); and

(h)           all cash and cash equivalents in Seller’s account at Bank of America, Account No. 009442661376, as of the Closing Date, as adjusted in Seller’s sole discretion for (i) any uncleared checks and deposits in transit outstanding as of the Closing Date within five (5) business days after the Closing under customary bank reconciliation and (ii) such amounts to cover any bank or credit card fees.

Buyer acknowledges that it has fully inspected the Acquired Assets.  Except as set forth in Article IV, the tangible Assets are being sold to Buyer in their present physical condition, “AS IS,” “WHERE IS,” “WITH ALL FAULTS,” and WITH NO WARRANTIES, INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE with respect to the physical condition of the tangible Acquired Assets, and subject to normal wear and tear on the Acquired Assets up to the Closing Date.

2.2           Excluded Assets.  For the avoidance of doubt, the following are not included in the Acquired Assets and Seller is not selling and Buyer is not purchasing or assuming any obligations with respect to the following assets of Seller (the “Excluded Assets”), and following Closing, Buyer will not have any right, title, interest or obligation with respect to the Excluded Assets:

(a)            Cash or cash equivalents, except as provided in Section 2.1(h);

(b)           The corporate seals, certificates of incorporation, minute books, stock books, tax returns, books of account or other records having to do with the corporate organization of Seller and the remaining operations and businesses conducted by Seller;

(c)            The rights to any of Seller’s claims for any federal, state, local or foreign tax refunds; and

(d)           The assets, properties or rights relating to the remaining operations and businesses conducted by Seller and more fully set forth on Schedule 2.2 attached hereto and incorporated by reference.

2.3           Assumed Liabilities.  Buyer will not assume any liabilities of Seller, known or unknown, contingent or matured, except as described on Schedule 2.3 attached hereto and incorporated by this reference (the “Assumed Liabilities”).

2.4           Closing.  The Closing shall take place on the Closing Date at the offices of Seller, or at such other place or at such other time as Buyer and Seller shall agree.  The parties agree that in the event they do not meet physically to close this transaction that faxed and couriered executed documents shall be acceptable to close this transaction.

(a)  On the Closing Date Seller shall deliver to Buyer the following:

    (i) One or more instruments of assignment and bills of sale dated the Closing Date, in form and substance reasonably satisfactory to Buyer, conveying to Buyer all of Seller’s right, title and interest in and to the Acquired Assets.

(ii) A Registration Rights Agreement, in the form attached hereto as Exhibit D, executed on behalf of DSS and Seller.

(iii) A Voting Agreement, in the form attached hereto as Exhibit E, executed on behalf of DSS.

(iv) Pledge Agreements, in the form attached hereto as Exhibit F, executed on behalf of DSS and Lester Levin Inc.

(v) Closing Balance Sheet, attached hereto as Schedule 2.4(a)(v).

(b)  On the Closing Date Buyer shall deliver to Seller the following:

(i) The Purchase Price specified in Section 3.1 below by delivery of certificates representing the IMS Common Stock (defined below) issuable to DSS hereunder.

(ii) A certificate of an officer duly authorized to provide the same, together with true and correct copies of a resolution of the Board of Directors of Buyer authorizing Buyer to enter into and consummate the transactions contemplated by this Agreement and certified Certificate of Incorporation and By-Laws of Buyer, together with a Good Standing Certificate issued by the State of Delaware, and the names of the other officer or officers of Buyer authorized to sign this Agreement, together with a sample of the true signature of each such officer.

(iii) An opinion of counsel to Buyer, dated the Closing Date and addressed to Seller, in form and substance satisfactory to Seller.

(iv) A Registration Rights Agreement, in the form attached hereto as Exhibit D, executed on behalf of Buyer.

(v) A Voting Agreement, in the form attached hereto as Exhibit E, executed on behalf of Buyer and the IMS Stockholders.

(vi) Pledge Agreements, in the form attached hereto as Exhibit F, executed on behalf of the IMS Stockholders.

(vii) A Lock-Up Agreement, in the form attached hereto as Exhibit G, executed on behalf of the IMS Stockholders.

(viii) the original stock certificates issued to Buyer’s shareholders representing the IMS Common Stock shares pledged under the Pledge Agreements, to be held by an escrow agent of Seller’s choice.

(ix)  an assignment and assumption agreement with respect to the Assumed Liabilities, in the form attached hereto as Exhibit H.

(c)  On the Closing Date, Seller and Buyer shall deliver to each other the agreements which are required to be executed and delivered under the terms and conditions of this Agreement and in the form attached to this Agreement.

Article III.  Consideration

3.1           Purchase Price.  In consideration of the sale and transfer of the Acquired Assets, on the Closing Date, Buyer shall issue to Seller’s designee, Document Security Systems, Inc., a New York corporation (“DSS”), 7,500,000 shares of newly-issued common stock, par value $.001 per share, of Buyer (“IMS Common Stock”) (the “Purchase Price”), which DSS intends to distribute as part of this transaction in accordance with applicable securities laws.

3.2           Legend on IMS Common Stock Certificate.  Each certificate representing shares issued pursuant to this Agreement shall be endorsed with the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 OR ITS SUCCESSOR RULE UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT EXEMPTIONS FROM SUCH REGISTRATION ARE AVAILABLE.”

3.3           Allocation of Purchase Price.  The Purchase Price shall be allocated among the Acquired Assets in the manner set forth in Schedule 3.3.  The Purchase Price shall be deemed for all purposes (e.g., those relating to Taxes and tax returns of any kind whatsoever, including, without limitation, Internal Revenue Service Form 8594) to be allocated in accordance with the allocation schedule to be mutually prepared by Buyer and Seller and attached hereto as Schedule 3.3 within sixty (60) days after the Closing Date.  Neither Buyer, Seller nor any of their affiliates shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

Article IV.  Representations and Warranties of Seller

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows:

4.1           Organization, Qualification and Authority.  The Seller is a corporation duly organized and validly existing under the laws of the State of New York, and is in good standing and duly qualified to do business as a foreign corporation in all jurisdictions where the operation of its respective business or the ownership of its respective properties make such qualification necessary.  Seller has full power and authority to own, lease and operate their facilities and assets as presently owned, leased and operated, and to carry on their business as they are now being conducted.  Seller owns no capital stock, security, interest or other right, or any option or warrant convertible into the same, of any Person.  The shareholders of Seller as of the date hereof are set forth on Schedule 4.1.  Seller has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Seller, have been duly authorized by all necessary action on the part of Seller.  No other action, consent or approval on the part of Seller or any other Person or entity is necessary to authorize each of Seller’s due and valid execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith.  This Agreement and all other agreements and documents executed in connection herewith by Seller, upon due execution and delivery thereof, shall constitute the valid and binding obligations of Seller, enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

4.2           No Violations.  Except as set forth on Schedule 4.2 attached hereto, the execution and delivery of this Agreement and the performance by Seller of their obligations hereunder, to the best knowledge of Seller (i) do not and will not conflict with or violate any provision of the articles of incorporation, bylaws, or similar organizational documents of Seller, and (ii) do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any Encumbrance upon the capital stock or assets of Seller pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative, arbitration or governmental body or other third party pursuant to, any law, statute, rule or regulation or any contract, judgment or decree to which Seller is subject or by which any of its assets are bound.

4.3           Real Property.  Seller does not own any real property, but does lease real property located at 320 North Goodman Street, Suite 209, Rochester, New York 14607.

4.4           Personal Property.  Seller has good and marketable title to the Acquired Assets free and clear of all Encumbrances.

4.5           Contracts.  Except as set forth on Schedule 2.1, Seller is not a party to any contract in which the Acquired Assets are subject.

4.6           Litigation.  Except as set forth on Schedule 4.6 (for which Buyer assumes no liability), Seller has not received notice of any violation of any law, rule, regulation, ordinance or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, legislation and regulations applicable to environmental protection, civil rights, public health and safety and occupational health).  Except as set forth on Schedule 4.6 (for which Buyer assumes no liability), there are no lawsuits, proceedings, actions, arbitrations, governmental investigations, claims, inquiries or proceedings pending or, to each of the Seller’s knowledge, threatened involving Seller, any of the Acquired Assets or the Business, and no reasonable basis exists for the bringing of any such claim.  At Closing, Seller shall indemnify and hold Buyer harmless from any Losses incurred by Buyer as a result of the litigation described on Schedule  4.6.

4.7           Intellectual Property.  All Proprietary Rights owned by Seller, and used in connection with the Business are listed and described in Schedule 4.7.  No proceedings have been instituted or are pending or, to each of the Seller’s knowledge, threatened which challenge the validity of the ownership by Seller of any such Proprietary Rights.  Other than to Buyer, Seller has not licensed anyone to use any such Proprietary Rights and, to each of the Seller’s knowledge, there has been no use or infringement of any of such Proprietary Rights by any other person.

4.8           Insurance.  Seller has in effect and has continuously maintained insurance coverage for all of its operations, personnel and assets, and for the Acquired Assets and the Business.  A complete and accurate list of all such insurance policies is set forth in Schedule 4.8, which policies have previously been provided to Buyer.  Schedule 4.8 also sets forth a summary of Seller’s current insurance coverage (listing type, carrier and limits), and includes a list of any pending insurance claims relating to Seller.  Seller is not in default or breach with respect to any provision contained in any such insurance policies, nor has Seller failed to give any notice or to present any claim thereunder in due and timely fashion.

4.9           Environmental Laws.  All of the Permits required under Environmental Laws for the operation of the Business have been obtained and maintained in effect in good standing by Seller.  No material change in the facts or circumstances reported or assumed in the applications for such Permits exists. Seller is in compliance, and at all times has complied, with all Environmental Laws applicable to the operations associated with the Business and each of the properties currently owned, leased or operated by Seller (the “Real Property”) and each of the properties formerly owned, leased or operated by Seller (the “Former Real Property”) and with all of the Permits.  Seller is not aware of any violation with respect to any of the Permits, which violations are outstanding or uncured as of the date hereof, and no proceeding is pending, or to Seller’s knowledge, threatened, to revoke or limit any of the Permits.

Seller has not performed or suffered any act which could give rise to, or has otherwise incurred, liability to any Person, including itself, under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”) or any of the Environmental Laws, nor does Seller have notice of any such liability or any claim therefor or submitted notice pursuant to Section 103 of CERCLA to any Governmental Authority nor provided information in response to a request for information pursuant to Section 104(e) of CERCLA or any analogous state or local information gathering authority.

Since November 2005, no Hazardous Substances has been released, placed, dumped, disposed of, manufactured, stored or otherwise come to be located in, on, at, beneath or near any of the Real Property or the Former Real Property or any surface waters or groundwaters thereon or thereunder in excess of the levels prescribed or permitted under Environmental Laws.

To Seller’s knowledge, there have been and are no aboveground or underground storage tanks, polychlorinated biphenyls or asbestos-containing materials located at or within the Real Property or the Former Real Property.

To Seller’s knowledge, none of the Real Property or the Former Real Property is identified or proposed for listing on the National Priorities List under 40 C.F.R. § 300 Appendix B, the Comprehensive Environmental Response Compensation and Liability Inventory System (“CERCLIS”) or any analogous list of any Government Authority and Seller is not aware of any conditions on such properties which, if known to a Governmental Authority, would qualify such properties for inclusion on any such list.

None of the Real Property or the Former Real Property, or any current or previous business operations conducted by Seller, is the subject of any pending or threatened investigation or judicial or administrative proceeding, notice, decree or settlement respecting any actual, potential or alleged violation of any Environmental Law, or any Releases of Hazardous Substances into any surface water, ground water, drinking water supply, soil, land surface or subsurface strata, or ambient air (the “Environment”). Seller has not received from any Governmental Authority, insurance company or other Person, any request for information that Seller is the subject of an investigation under Environmental Laws, notice of any potential or alleged violations of any Environmental Laws or of any proposed order under any Environmental Laws or any order or proposed order requiring any of such parties to prepare studies, action plans, or clean-up strategies in respect of an Environmental Condition on any of the Real Property or the Former Real Property.  Seller has not received notice of any inquiry or investigation by any Person concerning matters regulated by Environmental Laws.

Seller has not reported any violation of any applicable Environmental Laws to any Governmental Authority.  Since November 2005, no Releases have occurred on any of the Real Property or Former Real Property which would require reporting to any Governmental Authority under any Environmental Laws.

Seller has not sent, transported, or directly arranged for the transport of any garbage, solid waste or Hazardous Substances, whether generated by Seller or another Person, to any site listed on the National Priorities List or proposed for listing on the National Priorities List or to a site included on the CERCLIS list or any analogous state list of sites.

There is not now, nor to Seller’s knowledge has there ever been, on or in any Real Property or Former Real Property, any generation, treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state or foreign equivalent, except in accordance with Environmental Laws.

“Hazardous Substances” means and includes any flammable explosives, radioactive materials or hazardous, toxic or dangerous wastes, substances or related materials or any other chemicals, materials or substances, exposure to which is prohibited, limited or regulated by any federal, state, county, regional or local authority including, but not limited to, asbestos, PCBs, petroleum products and by-products (including, but not limited to, crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), substances defined or listed as “hazardous substances”, “hazardous materials”, ‘‘hazardous wastes”, “toxic substances”, “hazardous air pollutants” or ‘‘waste’’ or similarly identified in, pursuant to, or for purposes of, any Environmental Laws applicable to the operations of the Buyer or Seller’s respective businesses or real property, as applicable, and each of the properties formerly owned, leased or operated by Seller or Buyer, and with all associated permits, as applicable.

“Environmental Laws” means all federal, state and local environmental, health or safety laws, ordinances, regulations, rules of common law or policies regulating Hazardous Substances, including, without limitation, those governing the generation, use, refinement, handling, treatment, removal, storage, production, manufacture, transportation or disposal of Hazardous Substances, to the extent such laws, ordinances, regulations, rules and policies may be in effect from time to time and be applicable to the operations of Buyer or Seller’s respective businesses, or Real Property, as applicable, and each of the properties formerly owned, leased or operated by Seller or Buyer, as applicable, and with all associated permits, including, without limitation, the Hazardous Materials Transportation Act, as now or hereafter amended (49 U.S.C. Section 1801, et seq.); the Resource Conservation and Recovery Act, as now or hereafter amended (42 U.S.C. Section 6901, et seq.); the Toxic Substance Control Act of 1976, as now or hereafter amended (15 U.S.C. Section 2601 et seq.); the Clean Water Act, as now or hereafter amended (33 U.S.C. Section 1251 et seq.); the Clean Air Act, as now or hereafter amended (42 U.S.C. Section 7901 et seq.); any so-called “Superfund” or “Superlien” law; or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.

4.10           Tax Returns; Taxes.  DSS, on behalf of the consolidated group of which Seller is a member, has filed or will timely file all federal, state and local Tax Returns and Tax reports required by such authorities to be filed through September 30, 2009.  DSS has paid all Taxes, assessments, governmental charges, penalties, interest and fines due or claimed to be due by any federal, state or local authority through September 30, 2009.  There is no pending Tax examination or audit of, nor any action, suit, investigation or claim asserted or, to Seller’s knowledge, threatened against any Seller by any federal, state or local authority; and DSS has not been granted any extension of the limitation period applicable to any Tax claims.  All Taxes, assessments, governmental charges, penalties, interest and fines due or claimed to be due by any federal, state or local authority prior to or after September 30, 2009 by Seller with respect to the operation of the Business prior to the Closing shall be the responsibility of Seller and shall be paid by Seller.

4.11           Affiliate Interests.  Except as set forth on Schedule 4.11, Seller is not a party to any transaction with any Person or Affiliate that establishes any right or interest in any of the Acquired Assets.

Article V.  Representations and Warranties of Buyer

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereunder, Buyer hereby represents and warrants to Seller and DSS as follows:

5.1           Organization, Qualification and Authority.  Buyer, and its wholly-owned subsidiary Legal Store.Com, Inc., are each corporations duly formed, validly existing and in good standing under the laws of the State of Delaware.  Buyer has the requisite corporate power and authority to own, lease and operate its properties and assets as presently owned, leased and operated and to carry on its business as it is now being conducted.  Buyer has the full corporate right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Buyer hereby.  The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer has been duly authorized by all necessary corporate action on the part of Buyer.  No other action, consent or approval on the part of Buyer, any stockholder of Buyer, or any other person or entity is necessary to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith.  This Agreement, and all other agreements and documents executed in connection herewith by Buyer, upon due execution and delivery thereof, shall constitute the valid binding obligations of Buyer, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.  Other than Legal Store.Com, Inc., Buyer does not own or control, directly or indirectly, any interest in any other corporation, association, or other business entity.  Buyer is not a participant in any joint venture, partnership, or similar agreement.

5.2           No Violations.  The execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder (i) do not and will not conflict with or violate any provision of the articles of incorporation or similar organizational documents of Buyer or its subsidiary, and (ii) do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any Encumbrance upon the membership interests of Buyer pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative, arbitration or governmental body or other third party pursuant to, any law, statute, rule or regulation or any contract, order, judgment or decree to which Buyer or its subsidiary is subject or by which any of its assets are bound.

5.3           Broker’s or Finder’s Fee.  Buyer has not employed nor is Buyer liable for the payment of any fee to, any finder, broker, consultant or similar person in connection with the transactions contemplated under this Agreement.

5.4           Working Capital. Buyer represents that it has access to sufficient working capital of at least $200,000 over the six (6) month period immediately following the Closing Date of this Agreement in order to execute the provisions of this Agreement.

5.5           IMS Common Stock.  Buyer represents and warrants that it will deliver to the Seller’s designee the IMS Common Stock free and clear of all mortgages, liens, liabilities, security interests, pledges, restrictions, prior assignments, leases, licenses, charges, claims, defects in title and title and encumbrances of any kind or type whatsoever. Upon issuance the IMS Common Stock will be validly issued, fully paid and non-assessable, and free from all taxes, liens, claims and encumbrances other than securities law restrictions and shall not be subject to preemptive rights or other similar rights of stockholders of IMS.

5.6           Capitalization.  The total authorized capital stock of Buyer consists of 25,000,000 shares of IMS Common Stock, of which 13,001,000 shares are outstanding as of the date hereof. The current stockholders of Buyer and the amount of IMS Common Stock held by each is set forth on Schedule 5.6 attached hereto. There are no outstanding securities which are convertible into shares of IMS Common Stock, whether such conversion is currently convertible or convertible only upon some future date or the occurrence of some event in the future.  All of such outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable.  No shares of capital stock of Buyer are subject to preemptive rights or any other similar rights of the stockholders of Buyer or any liens or encumbrances imposed through the actions or failure to act of Buyer. As of the Effective Date of this Agreement, (i) there are no outstanding options, warrants, scripts, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of Buyer or any of its subsidiaries, or arrangements by which Buyer or any of its subsidiaries is or may become bound to issue additional shares of capital stock of Buyer or any of its subsidiaries, (ii) there are no agreements or arrangements under which Buyer or any of its subsidiaries are obligated to register the sale of any of its or their securities under the Securities Act and (iii) there are no anti-dilution or price adjustment provisions contained in any security issued by Buyer (or in any agreement providing rights to security holders) that will be triggered by the issuance of the IMS Common Stock  Buyer has furnished to Seller and DSS true and correct copies of Buyer’s and its subsidiary’s Certificate of Incorporation as in effect on the date hereof (“Certificate of Incorporation”), Buyer’s and its subsidiary’s By-laws, as in effect on the date hereof (the “By-Laws”), and the terms of all securities convertible into or exercisable for any capital stock of Buyer and the material rights of the buyers thereof in respect thereto. No further approval or authorization of any stockholder, the Board of Directors of Buyer or others is required for the issuance and sale of the IMS Common Stock.  There are no stockholders agreements, voting agreements or other similar agreements with respect to Buyer’s or its subsidiary’s capital stock to which Buyer is a party or, to the knowledge of Buyer, between or among any of Buyer’s stockholders.

5.7           Contracts and Other Commitments.  Buyer and its subsidiary, Legal Store.Com, Inc., does not have any contract, agreement, lease, commitment, or proposed transaction, written or oral, absolute or contingent.

5.8           Registration Rights. Except as provided in the Registration Rights Agreement, Buyer is not obligated to register under the Securities Act any of its presently outstanding securities or any of its securities that may subsequently be issued.

5.9           Litigation.  Buyer has not received notice of any violation of any law, rule, regulation, ordinance or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, legislation and regulations applicable to environmental protection, civil rights, public health and safety and occupational health).  There are no lawsuits, proceedings, actions, arbitrations, governmental investigations, claims, inquiries or proceedings pending or, to Buyer’s knowledge, threatened involving Buyer or its subsidiary, or any of their assets or capital stock, and no reasonable basis exists for the bringing of any such claim.

5.10         Absence of Borrowed Indebtedness and Assets; Undisclosed Liabilities. Neither Buyer nor its subsidiary have any indebtedness for borrowed money.  Immediately prior to the Closing, Buyer and its subsidiary will have no material tangible assets.  There is no real property owned or leased by Buyer or its subsidiary.  Buyer currently operates out of office space located at 4553 Glencoe Ave., Suite 325, Marina del Rey, California 90292, which is utilized by permission from an unrelated third party for no consideration.  Raymond Meyers and Michael Buechler  are Buyer’s sole employees.

5.11         Material Liabilities.  Neither Buyer nor its subsidiary have any material liability or obligation, absolute or contingent (individually or in the aggregate), except (i) obligations and liabilities incurred after the date of incorporation in the ordinary course of business that are not material, individually or in the aggregate, and (ii) obligations under contracts made in the ordinary course of business that would not be required to be reflected in financial statements prepared in accordance with generally accepted accounting principles.

5.12         Environmental Laws.  Buyer and its subsidiary are in compliance, and at all times have complied, with all Environmental Laws applicable to them and each of the properties currently owned, leased or operated by them and each of the properties formerly owned, leased or operated by them and with all of the Permits.  Buyer is not aware of any violation with respect to any of the Permits, which violations are outstanding or uncured as of the date hereof, and no proceeding is pending, or to Buyer’s knowledge, threatened, to revoke or limit any of the Permits.

Buyer has not performed or suffered any act which could give rise to, or has otherwise incurred, liability to any Person, including itself, under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”) or any of the Environmental Laws, nor does Buyer have notice of any such liability or any claim therefor or submitted notice pursuant to Section 103 of CERCLA to any Governmental Authority nor provided information in response to a request for information pursuant to Section 104(e) of CERCLA or any analogous state or local information gathering authority.

5.13         Tax Returns; Taxes.  Buyer has conducted no business to date.  Buyer will file all federal, state and local Tax Returns and Tax reports required by such authorities to be filed through September 30, 2009 within 30 days of the Closing.  Buyer has paid all Taxes, assessments, governmental charges, penalties, interest and fines due or claimed to be due by any federal, state or local authority through September 30, 2009.  There is no pending Tax examination or audit of, nor any action, suit, investigation or claim asserted or, to Buyer’s knowledge, threatened against any Buyer by any federal, state or local authority; and Buyer has not been granted any extension of the limitation period applicable to any Tax claims.

5.14         Disclosure. Buyer has provided each Seller and DSS with all the information reasonably available to it without undue expense that each has requested for deciding whether to purchase the IMS Common Stock and all information that Buyer believes is reasonably necessary to enable such Seller and DSS to make such decision.  To the best of Buyer’s knowledge after reasonable investigation, neither this Agreement nor any other written statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

Article VI.  Certain Covenants

6.1           Further Assurances.  From time to time after the Closing, the parties agree to cooperate and to execute and deliver such instruments of sale, transfer, conveyance, assignment and delivery, and such consents, assurances, powers of attorney and other instruments as may be reasonably requested by one or more of the other parties or its counsel in order to vest in Buyer all right, title and interest of Seller in and to the Acquired Assets and otherwise in order to carry out the purpose and intent of this Agreement.

6.2           Board of Directors.  Upon the Effective Date of this Agreement, Buyer’s Whole Board shall be expanded to five (5) directors.  Seller shall have the right to nominate for election two (2) of the five (5) directors.  Seller and DSS have informed Buyer that Seller’s and DSS’s nominees for the two director seats are Patrick White and Philip Jones.  At the Closing, Buyer, DSS and the IMS Stockholders shall enter into the Voting Agreement in the Form attached hereto as Exhibit E, in connection with the appointment of said nominees to the Buyer’s board of directors.  In the event any vacancy occurs in a seat designed for a nominee of Seller and DSS, Buyer and its Board of Directors shall take all actions necessary to appoint a successor designated by Seller and DSS to fill such vacancy.

6.3           Working Capital.  Within 180 days of the Effective Date, the Buyer shall raise cash net proceeds from a debt or equity financing of at least $200,000 (the “Initial Financing”).  Buyer shall use the proceeds from the Initial Financing for marketing, working capital and to pay the expenses for registering the shares of IMS Common Stock with the SEC.

6.4           Registration of Shares.  As soon as practicable but not later than 180 days after the Closing Date, Buyer will file, on a best efforts basis, a Registration Statement on Form S-1 with the Securities and Exchange Commission (“SEC”) registering all the shares of IMS Common Stock issued to Seller and/or DSS under the Agreement (the “Registration Statement”) and within 360 days after the Closing Date shall have the Registration Statement covering at least twenty percent (20%) of such shares declared effective, as provided in the Registration Rights Agreement.

6.5           Certain Employee Matters.  Effective as of the Closing Date, Buyer may, but shall not be obligated to offer employment to all or some of Seller’s employees who are actively at work immediately prior to the Closing Date, subject to Buyer’s right to terminate the employment of any such employee(s) at any time and for any reason in its sole discretion.  It is specifically understood that (i) Buyer shall have no obligation to hire any of the Seller’s employees and (ii) no rights or entitlements shall vest in favor of any third party (including any of the Seller’s employees) by virtue of this Agreement.

6.6           Extension of Health and Dental Insurance.  If requested by Buyer, Seller agrees to continue health and dental insurance coverage, at Buyer’s sole expense, for a period of up to three (3) months, for certain employees of Seller that have been offered and accepted employment at Buyer’s company.

6.7           Non-Competition, Non-Disclosure and Non-Solicitation.  For a period commencing on the Closing Date and ending on the date that is two (2) years after the Closing Date (the “Restricted Period”), and provided that Buyer is not in default of the covenant in Section 6.4 (“Registration of Shares”) of this Agreement, Seller shall, and Seller shall ensure that none of its respective Affiliates shall, engage, directly or indirectly, in any business that markets and sells legal supplies, legal forms and legal documents in the United States (the “Restricted Area”).  For the purposes of this Section 6.7, Business shall not include the sale of “security paper” by the Seller via the Seller’s direct sales channels of via the Internet or other electronic means of communication.  Both Seller and Buyer may actively engage in the selling and marketing of “security paper” throughout the Restricted Period.  By way of further definition and explanation of the foregoing, and without limiting the generality of the foregoing restriction, during such Restricted Period, Seller and none of their respective Affiliates shall devote any time or attention to acquiring, managing, operating, joining, controlling, participating or becoming financially interested in, or being connected with (in any capacity, whether as a partner, stockholder, investor, consultant, independent contractor, agent, representative or otherwise), or providing any direct or indirect financial assistance to, any Person that is engaged, directly or indirectly, in any business that markets and sells legal supplies, legal forms and legal documents within the Restricted Area.  Nothing contained herein, however, shall prohibit the Seller or any of their respective Affiliates from acquiring and owning the IMS Common Stock as contemplated by this Agreement, or from owning and acquiring, for investment purposes only, up to five percent (5%) of the outstanding equity securities of a Person engaged in an activity competitive with the Business if such equity securities of any such Person are available to the general public on a national securities exchange or the over-the-counter market.

Seller hereby acknowledges, covenants and agrees that, from and after the date hereof, it will hold any and all items constituting Business secrets communicated or transmitted to, or otherwise obtained by, it in strictest confidence.  Seller shall not, regardless of the reason therefore, directly or indirectly make use of, exploit, disclose or divulge any Business secrets to any other Person (except to the extent such information is required to be submitted to any Governmental Authority or to any other Person pursuant to subpoena or other court process or as may be permitted herein), or knowingly make any false statement or otherwise commit any act (including contacting any customers of the Business) that could in any way be injurious or detrimental to Buyer, the Business or to Buyer’s use of the Acquired Assets, including, without limitation, Buyer’s image, business or customer relations.

During the Restricted Period, Seller shall not, for its own benefit, or for the benefit of any other Person, or for any reason, accept any business with respect to the Business from, or interfere in any manner with the Buyer’s business relationship with, any customer of Buyer or the Business.  Without limiting the generality of the foregoing, Seller shall not solicit or induce, or attempt to solicit or induce, any business with respect to the Business (directly or indirectly through any Person) from any current customer of the Business.  Furthermore, nothing contained in this Agreement shall be construed to infer that Seller is, in any respect whatsoever, retaining any rights to, or in respect of, the customer list or the Business, or any customer information of the Business for direct or indirect use after the expiration of the Restricted Period, it being understood and agreed that pursuant to this Agreement Buyer is acquiring all of the Seller’s rights thereto without limitation as to time or otherwise.

During the Restricted Period, Seller shall not shall hire, solicit or induce, or attempt to hire, solicit or induce (directly or indirectly through any Person), for employment, or interfere in any manner with Buyer’s relationship with, any employee, agent, consultant or other representative of Buyer or any of its Affiliates. Except that the Seller may provide reference letters to unemployed former employees.

The invalidity or unenforceability of this Article 6 in any respect shall not affect the validity or enforceability of this Article 6 in any other respect, or of any other provision of this Agreement.  In the event that any provision of this Article 6 shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof or for any other reason, such invalidity or unenforceability shall attach only to the particular aspect of such provision found invalid or unenforceable as applied and shall not affect or render invalid or unenforceable any other provisions of this Article 6 or the enforcement of such provision in other circumstances, and, to the fullest extent permitted by law, this Article 6 shall be construed as if the geographic or business scope or the duration of such provision or other basis on which such provision has been challenged had been more narrowly drafted so as not to be invalid or unenforceable.

Seller acknowledges and agrees that the agreements and covenants contained in this Article 6 are of a unique and valuable nature and may, if breached, result in irreparable damage to Buyer that may not be readily susceptible to monetary valuation; and, accordingly, in the event of the breach of any covenant or agreement contained in this Article 6, Buyer shall be entitled to seek and obtain injunctive or other equitable relief, in addition to any other remedies provided by law or equity, in furtherance of the enforcement thereof.  In no event shall the amount or value of any consideration paid or given by Buyer for the covenants and agreements contained in this Article 6, or otherwise in connection with this Agreement, be used to determine the scope or extent of damages suffered by Buyer in the event of a breach by Seller of such covenants and agreements.

6.8           Corporate Existence; Reporting Status.

(a) So long as Seller or DSS beneficially owns any IMS Common Stock, Buyer shall maintain its corporate existence and that of Legal Store.Com, Inc. in good standing;

(b) Buyer shall register its class of common stock with the SEC under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), no later than eighteen months after the date hereof and file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act so long as Seller or DSS beneficially owns any IMS Common Stock; and

(c) Buyer shall have its class of common stock approved for quotation on the OTCBB or for listing on a national securities exchange no later than 360 days from the date hereof and to maintain such listing or quotation so long as Seller or DSS beneficially owns any IMS Common Stock;

6.9           Certain Negative Covenants; Misc.  Until the earlier to occur of (x) 2 years from the Effective Date and (y) the time that the Registration Statement is declared effective by the SEC, without the approval of two-thirds of Buyer’s Whole Board, which shall include during such time at least two directors designated by DSS.  The Buyer shall not, and shall not permit any of its subsidiaries to, directly or indirectly:

                       (a)            pay, declare or set apart for such payment, any dividend or other distribution (whether in cash, property or other securities) on shares of capital stock or directly or indirectly or through any subsidiary of Buyer make any other payment or distribution in respect of its capital stock;

(b)            redeem, repay, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) in any one transaction or series of related transactions any shares of capital stock of Buyer or its subsidiary or any warrants, rights or options to purchase or acquire any such shares;

(c) enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(d) Except for the IMS Common Stock to be issued to Seller pursuant to the Agreement, neither Buyer nor any subsidiary shall issue shares of capital stock of the Buyer or  any securities of the Buyer or its subsidiaries which would entitle the holder thereof to acquire, directly or indirectly, at any time capital stock of the Buyer, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive,  capital stock of the Buyer;

(e) Enter into, amend, modify or supplement any agreement, transaction, commitment, or arrangement with any of its or any subsidiary’s officers, directors, employees, persons who were officers or directors at any time during the previous two (2) years, stockholders who beneficially own ten percent (10%) or more of the IMS Common Stock, or Affiliates of any thereof, or with any individual related by blood, marriage, or adoption to any such individual or with any entity in which any such entity or individual owns a ten percent (10%) or more beneficial interest, except for customary employment arrangements and benefit programs and director compensation on reasonable terms;

(f) Increase the size of Buyer’s Whole Board to more than five (5) directors;

(g) Effect any sale, lease, assignment, transfer, exclusive license or other conveyance of all or substantially all of the assets of the Buyer or any of its subsidiaries or any domain name(s), including legalstore.com, acquired as part of this Agreement, or effect any consolidation or merger involving the Buyer or any of its subsidiaries, or effect any reclassification or other change of any stock or any recapitalization of the Buyer or any of its subsidiaries;

                       (h) Effect any amendment of its Certificate of Incorporation or By-Laws;

(i) Use any proceeds from the Initial Financing (i) to repay any of its corporate debt or other indebtedness, (ii) to redeem any of its Common Stock or other securities, (iii) to settle any outstanding litigation, or (iv) to repay any debt or obligation to any officer, director or manager of Buyer, including but not limited to Buyer’s president, chief executive officer, chief financial officer and chief operations officer, and any of their affiliates or family members;

(j)  Operate the Business out of any location other than the existing Rochester, New York facility; or

(k)  enter into any agreement with respect to any of the foregoing.

6.10  D&O Insurance.  Upon the effectiveness of the Registration Statement, the Buyer shall maintain a director’s and officer’s insurance policy in the amount of at least $1.0 million.

Seller acknowledges that Buyer would not have completed the transaction contemplated by this Agreement absent the covenants and agreements set forth in this Article 6.

Article VII.  Indemnification

7.1           Indemnification.

(a)            By Seller.  Seller shall indemnify and hold harmless Buyer, and its officers, directors, shareholders, employees, Affiliates and agents, at all times from and after the Closing Date, against and in respect of Losses arising from: (i) any breach of any of the representations or warranties made by Seller in this Agreement (without regard to any materiality qualification contained in any such representation or warranty); (ii) any breach of the covenants and agreements made by Seller in this Agreement or any exhibit hereto delivered by Seller in connection with the Closing; (iii) any Excluded Liabilities; and (iv) any Excluded Assets up to a maximum aggregate amount with respect  to all such claims under this Section 7.1(a), of Three Hundred Thousand Dollars ($300,000);

(b)           By Buyer.  Buyer shall indemnify and hold harmless Seller and their respective directors, officers, employees, Affiliates and agents at all times from and after the Closing Date against and in respect of Losses arising from or relating to: (i) any breach of any of the representations or warranties made by Buyer in this Agreement (without regard to any materiality qualification contained in any such representation or warranty); (ii) any breach of the covenants and agreements made by Buyer in this Agreement or any exhibit hereto delivered by Buyer in connection with the Closing; (iii) any Assumed Liabilities; and (iii) the ownership of the Acquired Assets and operation of the Business after the Closing Date.

7.2           Indemnification Procedures – Third Party Claims.

(b)       The rights and obligations of a party claiming a right of indemnification hereunder (each, an “Indemnitee”) from a party to this Agreement (each, an “Indemnitor”) in any way relating to a third party claim shall be governed by the following provisions of this Section 7.2.

(i)           The Indemnitee shall give prompt written notice to the Indemnitor of the commencement of any claim, action suit or proceeding, or any threat thereof, or any state of facts which Indemnitee determines will give rise to a claim by the Indemnitee against the Indemnitor based on the indemnity agreements contained in this Agreement setting forth, in reasonable detail, the nature and basis of the claim and the amount thereof, to the extent known, and any other relevant information in the possession of the Indemnitee (a “Notice of Claim”).  The Notice of Claim shall be accompanied by any relevant documents in the possession of the Indemnitee relating to the claim (such as copies of any summons, complaint or pleading which may have been served and, or any written demand or document evidencing the same).  No failure to give a Notice of Claim shall affect, limit or reduce the indemnification obligations of an Indemnitor hereunder, except to the extent such failure actually prejudices such Indemnitor’s ability successfully to defend the claim, action, suit or proceeding giving rise to the indemnification claim.

(ii)           In the event that an Indemnitee furnishes an Indemnitor with a Notice of Claim, then upon the written acknowledgment by the Indemnitor given to the Indemnitee within 30 days of receipt of the Notice of Claim, stating that the Indemnitor is undertaking and will prosecute the defense of the claim under such indemnity agreements and confirming that as between the Indemnitor and the Indemnitee, and that the claim covered by the Notice of Claim is subject to this Article VII (an “Indemnification Acknowledgment”), then the claim covered by the Notice of Claim may be defended by the Indemnitor, at the sole cost and expense of the Indemnitor; provided, however, that the Indemnitee is authorized to file any motion, answer or other pleading that may be reasonably necessary or appropriate to protect its interests during such 30 day period.  However, in the event the Indemnitor does not furnish an Indemnification Acknowledgment to the Indemnitee or does not offer reasonable assurances to the Indemnitee as to Indemnitor’s financial capacity to satisfy any final judgment or settlement, the Indemnitee may, upon written notice to the Indemnitor, assume the defense (with legal counsel chosen by the Indemnitee) and dispose of the claim, at the sole cost and expense of the Indemnitor.  Notwithstanding receipt of an Indemnification Acknowledgment, the Indemnitee shall have the right to employ its own counsel in respect of any such claim, action, suit or proceeding, but the fees and expenses of such counsel shall be at the Indemnitee’s own cost and expense, unless (A) the employment of such counsel and the payment of such fees and expenses shall have been specifically authorized by the Indemnitor in connection with the defense of such claim, action, suit or proceeding or (B) the Indemnitee shall have reasonably concluded based upon a written opinion of counsel that there may be specific defenses available to the Indemnitee which are different from or in addition to those available to the Indemnitor, in which case the costs and expenses incurred by the Indemnitee shall be borne by the Indemnitor.

(iii)           The Indemnitee or the Indemnitor, as the case may be, who is controlling the defense of the claim, action, suit or proceeding, shall keep the other fully informed of such claim, action, suit or proceeding at all stages thereof, whether or not such party is represented by counsel.  The parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such claim, action, suit or proceeding.  Subject to the Indemnitor furnishing the Indemnitee with an Indemnification Acknowledgment in accordance with Section 7.2(a)(ii), the Indemnitee shall cooperate with the Indemnitor and provide such assistance, at the sole cost and expense of the Indemnitor, as the Indemnitor may reasonably request in connection with the defense of any such claim, action, suit or proceeding, including, but not limited to, providing the Indemnitor with access to and use of all relevant corporate records and making available its officers and employees for depositions, pre-trial discovery and as witnesses at trial, if required.  In requesting any such cooperation, the Indemnitor shall have due regard for, and attempt to not be disruptive of, the business and day-to-day operations of the Indemnitee and shall follow the requests of the Indemnitee regarding any documents or instruments which the Indemnitee believes should be given confidential treatment.

(c)           The Indemnitor shall not make or enter into any settlement of any claim, action, suit or proceeding which Indemnitor has undertaken to defend, without the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld or delayed)), unless there is no obligation, directly or indirectly, on the part of the Indemnitee to contribute to any portion of the payment for any of the Losses, the Indemnitee receives a general and unconditional release with respect to the claim (in form, substance and scope reasonably acceptable to the Indemnitee), there is no finding or admission of any violation of law by, or effect on any other claim that may be made against the Indemnitee and, in the reasonable judgment of the Indemnitee, the relief granted in connection therewith is not likely to have a Material Adverse Effect on the Indemnitee or the Indemnitee’s reputation or prospects.

(d)           Any claim for indemnification that may be made under more than one subsection under Section 7.1 may be made under the subsection that the claiming party may elect in its sole discretion, notwithstanding that such claim may be made under more than one subsection.

7.3           Indemnification Procedures – Other Claims, Indemnification Generally.

(e)           A claim for indemnification for any matter not relating to a third party claim under Section 7.2 may be asserted by giving reasonable notice directly by the Indemnitee to the Indemnitor.  The Indemnitee shall afford the Indemnitor access to all relevant corporate records and other information in its possession relating thereto.

(f)           If any party becomes obligated to indemnify another party with respect to any claim for indemnification hereunder and the amount of liability with respect thereto shall have been finally determined, the Indemnitor shall pay such amount to the Indemnitee in immediately available funds within ten days following written demand by the Indemnitee.

Article VIII.  Miscellaneous

8.1           Publicity.  No press release or other public announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by Seller and Buyer, except as required by law.

8.2           Entire Agreement.  This Agreement and the schedules and exhibits delivered in connection herewith constitute the entire agreement of the parties with respect to the subject matter hereof, and supersedes all other agreements between the parties.  The representations, warranties, covenants and agreements set forth in this Agreement and in any schedules or exhibits delivered pursuant hereto constitute all the representations, warranties, covenants and agreements of the parties hereto and upon which the parties have relied, and except as specifically provided herein, no change, modification, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith.

8.3           Notices.  Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes if (i) hand delivered, (ii) sent by a nationally recognized overnight courier for next business day delivery or (iii) sent by telephone facsimile transmission (with prompt oral confirmation of receipt) as follows:

If to Buyer:

Internet Media Services, Inc.
4553 Glencoe Ave, Suite 325
Marina del Rey, California 90292
Attention:  Raymond Meyers
Telecopy No.: (310) 482-6969

with a copy to:

Law Office of Gary A. Agron
5445 DTC Parkway, Suite 520
Greenwood Village, Colorado 80111
Attention:  Gary A. Agron
Telecopy No.:  (303) 770-7257

If to Seller:

Lester Levin Inc.
c/o Document Security Systems, Inc.
28 East Main Street, Suite 1525
Rochester, New York 14614
Attention:  Patrick White, Chief Executive Officer
Telecopy No.:  (585) 325-2977

with a copy to:

Woods Oviatt Gilman LLP
700 Crossroads Building
Rochester, NY 14614
Attention: Gregory W. Gribben, Esq.
Telecopy No.:  (585) 987-2975

or at such other address as any party may specify by notice given to the other party in accordance with this Section 7.3.  The date of giving of any such notice shall be the date of hand delivery, the business day sent by telephone facsimile, and the day after delivery to the overnight courier service.

8.4           Non-Assignable Assets.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer, sublease or assign any Contract if any such attempted transfer, sublease or assignment without the consent of any third party would constitute a breach thereof or would in any way materially and adversely affect the rights of Buyer or the obligations of Seller thereunder following the Closing.  Seller shall use commercially reasonable efforts to obtain the consent of any third party or parties to such transfer, sublease or assignment in all cases in which such consent is required.

8.5           Waivers and Amendments.  This Agreement may be amended, superseded, canceled, renewed or extended and the terms hereof may be waived only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.

8.6           Survival.  The representations and warranties contained in Sections 4.1, 4.2, 4.4, 5.1, 5.2, 5.5 and 5.6 shall survive the Closing indefinitely. All of the other representations and warranties contained in Articles IV and V of this Agreement shall survive the Closing until eighteen months from the date hereof. Notwithstanding the foregoing if at the stated expiration of any representation and warranty there shall then be pending any indemnification claim by a Person made in accordance with the terms hereof, such Person shall continue to have the right to pursue indemnification as provided herein with respect to such claim notwithstanding such expiration. All covenants and agreements made in this Agreement shall survive the Closing indefinitely (subject to any temporal limitation expressly provided for in any such covenants and agreements).

8.7           Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

8.8           Governing Law; Severability.  This Agreement shall be governed by, and construed in accordance with the internal Laws of the State of New York, without reference to the choice of law or conflicts of law principles thereof.  The parties hereby irrevocably (a) submit themselves to the non-exclusive jurisdiction of the state and federal courts sitting in Monroe County, New York and (b) waive the right and hereby agree not to assert by way of motion, as a defense or otherwise in any action, suit or other legal proceeding brought in any such court, any claim that it, he or she is not subject to the jurisdiction of such court, that such action, suit or proceeding is brought in an inconvenient forum or that the venue of such action, suit or proceeding is improper.  Each party irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 8.3.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

8.9           Assignment.  This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective heirs, administrators, successors and permitted assigns.  Neither this Agreement nor any rights or obligations hereunder shall be assignable by either party; provided that Buyer may assign its rights under this Agreement, subject to the covenants in Article VI of this Agreement, (i) as security to any lender providing financing for the transactions contemplated hereby (and any replacement thereof) and (ii) following the Closing in connection with a sale of all or substantially all of the Business.

8.10           Negotiated Agreement.  The parties hereby acknowledge that the terms and language of this Agreement were the result of negotiations among the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular party.  Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

8.11           Expenses; Taxes.  Each of Buyer and Seller shall bear all of their own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses of its agents, representatives, counsel and accountants.  Any sales, transfer or similar taxes owing from the transfer of the Acquired Assets shall be paid by Buyer.

8.12           Third Party Beneficiary.  DSS shall be a third party beneficiary of the representations and warranties, covenants, and other agreements between Buyer and Seller contained herein.

8.13           Headings.  The headings contained in this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

* * * * * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

BUYER:

INTERNET MEDIA SERVICES, INC.

By:/s/Raymond Meyers
Raymond Meyers
Chief Executive Officer

SELLER:

LESTER LEVIN INC.

By:/s/Patrick White
Patrick White
Chief Executive Officer

Exhibit A

Copyrights and Trademarks

None.

Exhibit B

Form of Assignment of Domain Name

Attached.

Exhibit C

Form Bill of Sale

Attached.

Exhibit D

Form Registration Rights Agreement

Exhibit E

Form Voting Agreement

Exhibit F

Form Stock Pledge and Escrow Agreement

Exhibit G

Form Lock-Up Agreement

Exhibit H

Form Assignment and Assumption Agreement

Schedule 2.1(a)

Equipment

Schedule 2.1(b)

Inventory

Schedule 2.1(c)

Contracts

Stern Properties Office Lease dated 9/6/05

Schedule 2.1(e)

Proprietary Rights

Schedule 2.1(f)

Trade Accounts Receivable

Schedule 2.1(h)

Cash and Cash Equivalents

Bank of America Account No. 009442661376 – Balance $10,405.83

Schedule 2.2

Excluded Assets

Outstanding operating leases not related to the Business.

Net Operating Loss carryovers.

Schedule 2.3

Assumed Liabilities

Office lease with Stern Properties dated September 6, 2005

Trade payables listed on the Accounts Payable register as of the Closing Date.

Accrued Payroll of Legalstore.com employees Deanna Gadsby and John Lyon for the pay period beginning on Monday October 5, , 2009 through Thursday, October 8, , 2009.

Any liabilities in connection with the Contracts assigned under Section 2.1(c).

[Any liabilities listed on the Closing Balance Sheet]

Schedule 2.4(a)(v)

Closing Balance Sheet

LEGALSTORE.COM
Carve-Out Balance Sheets
As of

October 7,
2009
ASSETS	(unaudited)

Current assets:
Cash and cash equivalents	$10,405
Accounts receivable	31,161
Inventory	101,011

Total current assets	142,577

Fixed assets, net	32,218
Goodwill	81,013

Total assets	$255,808

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$13,264
Current portion of capital lease obligations	-

Total current liabilities	13,264

Divisional equity	242,544

Total liabilities and divisional equity	$255,808

Schedule 3.3

Purchase Price Allocation

Asset                                                                                                                                                                                                                                                                                                             Amount

Total:

Schedule 4.1

Shareholders of Seller

Document Security Systems, Inc., a New York corporation

Schedule 4.2

Consent

Consent for the transaction is required under the Office lease with Stern Properties dated September 6, 2005

Schedule 4.6

Litigation

None

Schedule 4.7

Intellectual Property

All of Seller’ existing customer databases.

All of Seller’ websites, domain names and URL’s, and all information and rights related thereto as follows:

LegalStore.com
LegalStore.org
LegalStore.mobi
LegalStore.me
LegalStore.us
legalstore.biz
legalstore.info
legalstore.ws
legalstore.tv

Seller will continue to own the domain name lesterlevin.com, but will direct web traffic to legalstore.com. Email will continue to flow as it currently does to lesterlevin.com.

Schedule 4.8

Insurance

Attached.

Schedule 4.11

Affiliate Interests

The internet domain names listed in Schedule 4.7 owned by Seller are registered in the name of Patrick White and DSS and are to be assigned to Buyer at the Closing.

Schedule 5.6

IMS Stockholders

Name  Shares of IMS Common Stock Held

Raymond Meyers 9,000,000

Michael Buechler  4,000,000

Alex Orlando 1,000

Total 13,001,000